EXHIBIT A

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: February 13, 2012

PBC GP III, LLC

By :	/s/ Nathan Ward
Name:	Nathan Ward
Its:	Manager

PBC Digital Holdings, LLC By: PBC GP III, LLC Its: Manager

By :	/s/ Nathan Ward
Name:	Nathan Ward
Its:	Manager

PBC MGPEF DDH, LLC By: PBC GP III, LLC Its: Manager

By :	/s/ Nathan Ward
Name:	Nathan Ward
Its:	Manager

PBC Digital Holdings II, LLC By: PBC GP III, LLC Its: Manager

By :	/s/ Nathan Ward
Name:	Nathan Ward
Its:	Manager